Exhibit 10.7
AMENDMENT TO THE
ATHENE HOLDING LTD. 2014 SHARE INCENTIVE PLAN
ATHENE HOLDING LTD. 2016 SHARE INCENTIVE PLAN
ATHENE HOLDING LTD. 2019 SHARE INCENTIVE PLAN

APOLLO GLOBAL MANAGEMENT, INC. a Delaware corporation (the “Company”), hereby adopts this Amendment (this “Amendment”) to each of the Company’s 2014 Share Incentive Plan, 2016 Share Incentive Plan, and 2019 Share Incentive Plan, as each may have previously been amended, supplemented or modified (each, a “Plan”), effective as of January 1, 2022.

WHEREAS, the Company entered into an Agreement and Plan of Merger by and among Athene Holding Ltd., a Bermuda exempted company (“AHL”), Apollo Asset Management, Inc. (then Apollo Global Management, Inc.), a Delaware corporation (“AAM”), the Company (then Tango Holdings, Inc., a direct wholly owned subsidiary of AAM), Blue Merger Sub, Ltd., a Bermuda exempted company and at the time a direct wholly owned subsidiary of the Company (“AHL Merger Sub”), and Green Merger Sub, Inc., a Delaware corporation and at the time a direct wholly owned subsidiary of the Company (“AGM Merger Sub”) dated as of March 8, 2021 (the “Merger Agreement”), pursuant to which, effective as of the closing of the transactions contemplated by the Merger Agreement, AHL Merger Sub was merged with and into AHL, with AHL surviving as a wholly-owned subsidiary of the Company (the “Transaction”); and

WHEREAS, in connection with the Transaction, the Company has assumed each Plan, as amended by this Amendment.

NOW THEREFORE, BE IT RESOLVED, that:

1.The following definitions as set forth in Article II of the Plan are amended in their entirety to read as follows:
a.“Company” means Apollo Global Management, Inc., a Delaware corporation.
b.“Shares” means shares of common stock of the Company.
2.The following definition is added to Article II of the Plan:
“Closing Date” means January 1, 2022.
3.Section 3.3 of the Plan is amended to insert the following new paragraph at the end thereof as follows:
“Notwithstanding any provision of the Plan to the contrary, no new Awards shall be granted under the Plan on or after the Closing Date.”

4.Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2022: (i) all references in the Plan or an Award Agreement to the “Company” are understood to mean Apollo Global Management, Inc. (formerly Tango Holdings, Inc.), a Delaware corporation, or any successor thereto; (ii) the Company’s Board of Directors and Compensation Committee has succeeded to the authority of the Board and Committee with respect to the administration of the Plan; and (iii) all references in the Plan to a number of Shares of AHL shall be understood to refer to a number of shares of common stock, par value $0.00001 per share, of the Company determined by multiplying the number of referenced AHL Shares by the “Exchange Ratio,” as determined under the Merger Agreement, and rounding the resulting number down to the nearest whole number of Shares (and for any Options outstanding under the Plan as of the closing of the Merger, the exercise price was adjusted in the Merger by dividing the exercise price of such Option by the Exchange Ratio, rounded up to the nearest whole cent), in each case as more specifically provided under the Merger Agreement.
5.This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any conflict of laws provisions thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.
6.Except as expressly modified herein, all terms, provisions and conditions of the Plan shall remain in full force and effect.
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